Exhibit 10.1

SeaWorld Entertainment, Inc.

Outside Director Compensation Policy

Effective March 4, 2014

Amended and Restated April 3, 2014

Amended and Restated as of March 3, 2015

Amended and Restated as of April 13, 2016

Amended and Restated as of April 12, 2017

Amended and Restated as of October 11, 2017

Amended and Restated as of April 11, 2018

Amended and Restated as of June 12, 2019

SeaWorld Entertainment, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”).  This Outside Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors.  The cash compensation and equity grants described in this Policy will be paid or made, as applicable, automatically and without further action of the Board, to each Outside Director.  Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such terms in the Company’s 2017 Omnibus Incentive Plan (the “Plan”). Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.

I.	Cash Compensation.

A.Annual Fee.  Subject to Section I.B. below, the Company will pay each Outside Director an annual fee of $60,000 for serving on the Board (the “Annual Fee”). The Annual Fee will be paid, in arrears, in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

B.Annual Board Chairperson Fee.  In lieu of the Annual Fee, the Company will pay the Outside Director who serves as the Chairperson of the Board an annual fee of $180,000 for such service (the “Annual Board Chairperson Fee”). The Annual Board Chairperson Fee will be paid, in arrears in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

C.Annual Lead Director Fee.  In addition to the Annual Fee, the Company will pay any Outside Director who serves as the Lead Director (as defined in the Company’s Corporate Governance Guidelines) an annual fee of $25,000 for such service (the “Annual Lead Director Fee”). The Lead Director Fee will be paid, in arrears, in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

D.Annual Committee Chairperson Fee.  In addition to the Annual Fee, the Annual Board Chairperson Fee and the Annual Lead Director Fee, as applicable, the

Company will pay each Outside Director who serves as the Chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Regulatory & Governmental Affairs Committee, Revenue Committee or Special/Ad Hoc Committee of the Board the applicable annual fee set forth in the table below for such service (the “Annual Committee Chairperson Fee”). The Annual Committee Chairperson Fee will be paid, in arrears, in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

Committee	Annual Committee Chairperson Fee
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance	$15,000
Revenue Committee	$15,000
Special/Ad Hoc Committee	$20,000*

* Or such other amounts as may be determined by the Board of Directors upon establishment of the Special/Ad Hoc Committee

E.Committee Members.  In addition to the Annual Fee, the Annual Board Chairperson Fee and the Annual Lead Director Fee, as applicable, the Company will pay each Outside Director who serves as a non-Chairperson member of Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Regulatory & Governmental Affairs Committee, Revenue Committee or Special/Ad Hoc Committee of the Board (collectively, the “Committees”) the applicable annual fee set forth in the table below for such service (the “Annual Committee Member Fee”). At the election of the Outside Director, the Annual Committee Member Fee will be paid, in arrears, either (a) in twelve equal installments on a monthly basis with each monthly payment paid on the last day of the applicable month or (b) in four equal installments on a quarterly basis with each quarterly payment paid on the last day of the applicable quarter.

Committee	Annual Committee Member Fee
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance	$10,000
Revenue Committee	$10,000
Special/Ad Hoc Committee	$15,000*

* Or such other amounts as may be determined by the Board of Directors upon establishment of the Special/Ad Hoc Committee

F.Meetings of the Board or Committees.  There are no per meeting attendance fees for attending Board meetings or meetings of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Regulatory &

Governmental Affairs Committee, Revenue Committee or Special/Ad Hoc Committee of the Board, unless otherwise approved by the Board of Directors.

G.Newly Elected or Appointed Outside Director; Ceasing Board Service.  The Company will pay each individual who is first elected or appointed as an Outside Director after the effective date of this Policy a prorated portion of the applicable annual fees set forth in this Section I based on the number of days that the Outside Director provided partial service during the year of election or appointment.  If any Outside Director ceases to serve on the Board for any reason, the Company will pay such Outside Director a prorated portion of quarterly installment due to such Outside Director under this Section I based on the number of days that such Outside Director provided partial service during the applicable quarter.  Subject to Section I.I. below, after payment of the aforementioned prorated quarterly installment to any Outside Director that ceases to serve on the Board, the Company will have no further obligations to such Outside Director under this Section I.

H.Reimbursement of Expenses.  The Company will reimburse each Outside Director for (i) all reasonable and documented travel and lodging expenses associated with attendance at Board and committee meetings and (ii) subject to approval by the Nominating and Corporate Governance Committee, all reasonable and documented registration, travel and lodging expenses associated with attendance at director continuing education programs in accordance with the Company’s then current policies.  The Company will provide complimentary and discount tickets and passes for Outside Directors and guests to visit the Company’s parks in accordance with the Company’s then current policies.

I.Special Compensation.  The Board may provide additional compensation to members of the Board from time to time for “Extraordinary Board Service” (such fees, “Special Compensation”).  “Extraordinary Board Service” shall mean services provided outside of the services typically required and/or expected of members of the Board or the Committees related to events or circumstances that are unusual or infrequent in nature.  The Special Compensation payable with respect to such Extraordinary Board Service shall be determined and paid retroactively after the applicable Extraordinary Board Services are completed (intermittently or in a lump sum) but shall be determined based on a variety of factors, including, but not limited to, (i) length of special services, (ii) number of meetings attended outside general Board or Committee meetings, (iii) time demands in between meetings, (iv) travel commitments and (v) anything else the Board determines to be relevant. The Special Compensation shall be determined by the Board based on the Board’s internal comparisons to the various time commitment and obligations of the other Committees.  Consistent with Section F of the Policy, per meeting fees will generally not be paid; provided, that, in some instances, fixed per diem rates may be appropriate based on the nature of the Extraordinary Board Service.

II.	equity Compensation.

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy.  All grants of Awards to Outside Directors pursuant to this Section II will be automatic and will be made in accordance with the following provisions:

A.

Initial Award.  Each individual who is first elected or appointed as an Outside Director after the effective date of this Policy, will automatically be granted, on the date of such initial election or appointment, an Award (“Initial Award”) of (i) deferred stock units payable in shares of Common Stock of the Company upon settlement (i.e. the earliest to occur of a Change in Control or (a) for awards granted prior to the 2019 Annual Stockholders meeting, one year following an Outside Director’s termination of services from the Board or (b) for awards granted after the 2019 Annual Stockholders meeting, three months following an Outside Directors termination of services from the Board or six months following termination of services from the Board if such director is considered a specified employee under 409A of the Internal Revenue Code (each such deferred stock unit, a “Deferred Stock Unit”) or (ii) if timely elected, restricted stock units payable in shares of Common Stock of the Company upon settlement (i.e. the earliest to occur of a Change in Control or vesting) (each such unit, a “Restricted Stock Unit”)  with an aggregate Fair Market Value of $120,000 pro-rated based  on the Date of Grant by multiplying $120,000 by (365-number of days since Annual Stockholders meeting)/365.

B.

Annual Award.  On the date of each Annual Stockholders Meeting of the Company, beginning with the 2014 Annual Stockholders Meeting of the Company, but after any stockholder votes are taken on such date, each Outside Director who is to continue to serve as such will automatically be granted an Award (“Annual Award”) of (i) Deferred Stock Units or (ii) if timely elected, Restricted Stock Units with an aggregate Fair Market Value of $120,000.

C.

Vesting.  Each Initial Award and each Annual Award granted prior to the 2016 Annual Stockholders Meeting of the Company will vest in three equal installments, with one-third vesting on each of the first, second and third anniversaries of the date of grant, subject to the Outside Director’s continued service on the Board through each such vesting date.  Each Annual Award granted on or after the 2016 Annual Stockholders Meeting of the Company will vest 100% on the day before the next Annual Stockholders Meeting of the Company occurring after the date of grant, subject to the Outside Director’s continued service on the Board through each such vesting date. Subject to the Outside Director’s service on the vest date, each currently outstanding unvested Initial Award vesting in 2018 will be amended to vest on June 12, 2019, any remaining unvested Initial Award tranche will vest on the day before the Annual Stockholders meeting of the year in which the Initial Award was originally scheduled to vest.  Each Initial Award granted after the 2019 Annual Stockholders Meeting of the Company will vest on the day before the next Annual Stockholders Meeting of the Company occurring after the date of grant, subject to the Outside Director’s continued service on the Board through the vesting date.   Each Initial Award and Annual Award will become fully vested upon the occurrence of a Change in

Control (as defined in the Plan) provided that the Outside Director serves on the Board through the date of such Change in Control.

D.

Award Agreement. Each Initial Award and Annual Award granted pursuant to this Policy will be made solely by and subject to the terms set forth in a written agreement in a form, consistent with the terms of the Plan, approved by the Board (or the Compensation Committee of the Board) and duly executed by an executive officer of the Company.

III.	AMENDMENT, MODIFICATION AND TERMINATION.

This Policy may be amended, modified or terminated by the Board in the future at its sole discretion.

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